AMENDMENT TO

AMENDED AND RESTATED CUSTODY AGREEMENT

This Amendment to the Amended and Restated Custody Agreement (this “Amendment”), dated August 26, 2014, is made and entered into by and among LKCM Funds, a Delaware statutory trust (“Trust”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (“Custodian”).

WHEREAS, the Trust and the Custodian are parties to that certain Amended and Restated Custody Agreement, dated November 17, 2009, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the fees of the Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment. Effective as of the date hereof, Exhibit D of the Agreement shall be replaced in its entirety by Amended Exhibit D attached to this Amendment.

2. Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jacob D. Smith	By:	/s/ Michael R. McVoy

Name:	Jacob D. Smith	Name:	Michael R. McVoy

Title:	CFO/CCO	Title:	Senior Vice President

Amended Exhibit D to the Amended and Restated Custody Agreement - LKCM Funds

LKCM Funds DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE Effective October 1, 2014

Annual fee based upon market value per fund*:

[ ] basis point on average daily market value of all long securities and cash held in the portfolio

Minimum annual fee per fund - $[ ]

Plus portfolio transaction fees

¡                     Portfolio Transaction Fees

$[ ]per Check disbursement (waived if U.S. Bancorp is Administrator)

$[ ]per US Bank repurchase agreement transaction and non-US Bank repurchase agrmt

$[ ]per Book Entry security DTC or Federal Reserve transaction/principal paydown

$[ ]per physical transaction

$[ ]per Option / SWAPS / future contract written, exercised or expired

$[ ]per mutual fund trade

$[ ]per Fed Wire

$[ ]per margin variation Fed wire

$[ ]per short sale

$[ ]per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus [ ].

Chief Compliance Officer Support Fee (Fund Complex)*

•    $[ ]/ year

Out-of-Pocket

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity

Additional Services

Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

Fees are calculated pro rata and billed monthly.

.* Subject to annual CPI increases, Milwaukee MSA

Amended Exhibit D (continued) to the Amended and Restated Custody Agreement - LKCM Funds

Additional Global Sub-Custodial Services Annual Fee Schedule at October 1, 2014

*Safekeeping and transaction fees are assessed on security and currency transactions.

Annual Base Fee - A monthly minimum charge per account (fund) will apply based on the number of foreign securities held.

¡	[ ]-[ ] foreign securities: $[ ]
¡	[ ]-[ ]foreign securities: $[ ]
¡	Over [ ] foreign securities: $[ ]
¡	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
¡	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ] per claim.

Out of Pocket Expenses

¡	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
¡	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
¡	SWIFT reporting and message fees.